CONFIRMING STATEMENT

      This Statement confirms that the undersigned, Anthony J. Cavanna has authorized and designated either Peter F. Comerford or Robert Fishback to execute and file on the undersigned's behalf Form 3's, Form 4's or Form 5's with the U. S. Securities and Exchange Commission through and until, December 31, 2004, that the undersigned is required or entitled to file with the U. S. Securities and Exchange Commission as a result of changes in the undersigned's ownership of securities of Ultralife Batteries, Inc. The undersigned acknowledges that Peter F. Comerford or Robert Fishback are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                                       /s / Anthony J. Cavanna
Date: January 14, 2004                                 -----------------------
                                                       ANTHONY J. CAVANNA